Exhibit 10.1

EMPLOYMENT AGREEMENT

                                This EMPLOYMENT AGREEMENT (this “Agreement”) is hereby entered into on August 14, 2008 between Take-Two Interactive Software, Inc., a Delaware corporation (the “Company”), and Gary Dale (the “Employee”).

W I T N E S S E T H :

                                WHEREAS, the Employee and the Company are parties to that certain Employment Term Sheet, dated November 15, 2007, as amended by the letter agreement between the Employee and the Company, dated March 15, 2008 (collectively, the “Prior Agreement”) pursuant to which Employee currently serves as Executive Vice President of the Company;

                                WHEREAS, effective as of July 1, 2008 (the “Effective Date”), the Employer desires to continue to employ the Employee as its Chief Operating Officer (“COO”) and to be assured of his services as such on the terms and conditions hereinafter set forth; and

                                WHEREAS, the Employee is willing to accept such continued employment as COO on such terms and conditions.

                                NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, effective as of the Effective Date, the Company and the Employee hereby agree as follows:

1.  Term.  The Company hereby agrees to continue to employ the Employee, and the Employee hereby agrees to continue to serve the Company, for the period commencing as of the Effective Date and ending on October 31, 2011 (the “Expiration Date”), unless earlier terminated as provided in this Agreement.  The period of time between the Effective Date and the termination of the Employee’s employment under this Agreement shall be referred to herein as the “Term.”

2.  Employee Duties; Location.

(a)           During the Term, the Employee shall serve as COO and have the duties and responsibilities customarily associated with such position in a company the size and nature of the Company.  Employee shall report solely and directly to the Chief Executive Officer of Company (“CEO”).

(b)           The Employee shall devote substantially all of his business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Company.  Notwithstanding the foregoing, the Employee shall be permitted to engage, or continue participation, in (i) charitable, civic, educational, professional, community or industry affairs, (ii) managing his and his family’s personal passive investments and (iii) such other activities as may hereafter be specifically approved in writing by the CEO, which in each case and in the aggregate do not materially interfere or conflict with the performance of the Employee’s obligations hereunder.

(c)  The Employee’s principal place of employment for his duties hereunder shall initially be the Company’s executive offices in England.  Employee and the Company hereby agree that he will relocate his principal place of employment for his duties hereunder to the Company’s principal executive offices in New York City by no later than July 1, 2009 (the “Relocation”).

(d)  The Employee acknowledges and agrees that he shall travel as reasonable and necessary outside of the area of where his principal place of employment is then located in connection with the business of the Company as necessary to fulfill his duties under this Agreement, including, without limitation, travel to New York City upon the CEO’s reasonable request prior to the Relocation.

3.             Compensation.

(a)           During the Term, the Company shall pay the Employee a salary at a rate of $612,000 per annum, payable in equal semi-monthly installments in accordance with the Company’s normal payroll practices and procedures in effect from time to time for the payment of salaries to executive officers located in the United States; provided, however, that prior to the Relocation, such salary shall be payable in British Pounds at the rate of £313,000 per annum, payable in monthly installments in accordance with the Company’s normal payroll practices and procedures as in effect for time to time for employees located in England.  During the Term, the Employee’s salary shall be subject to annual review at the end of each fiscal year of the Company (“Fiscal Year”) by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) and may be increased (but not decreased) from time to time at the discretion of the Compensation Committee.  Such salary as increased from time to time shall be referred to herein as the “Salary”.

(b)           During the Term, the Employee shall be entitled to receive an annual bonus (“Bonus”) with respect to each Fiscal Year during the Term based upon the actual global, corporate EBITDA of the Company (defined as the global, corporate net income recorded for the Company, adding back in interest, depreciation, amortization and tax expenses) as compared to the Company’s budgeted global, corporate EBITDA for such Fiscal Year as follows:

Actual global, corporate EBITDA	Annual Bonus
Less than 75% of the Budget	No Bonus earned
75% - 100% of the Budget	* 10% - 50% of Salary
100% - 125% of the Budget	* 50% - 75% of Salary
Greater than 125% of the Budget	Capped at 75% of Salary

*The Bonus in this range will be determined based on a proportional sliding scale (for example, at 90% of Budget the Bonus will be  approximately 34% of Salary and at 110% of Budget the Bonus will be 60% of Salary).

The budgeted global, corporate EBITDA for the Company with respect to each Fiscal Year shall be determined by the CEO and the Board after good faith consultation with the Employee and in accordance with past practices and shall be communicated to the Employee in writing within 90 days following the commencement of each such Fiscal Year.  The actual global, corporate EBITDA with respect to each Fiscal Year during the Term shall be calculated by the Company in the same manner as the budgeted global, corporate EBITDA for such Fiscal Year and shall be communicated to the Employee in writing along with a calculation of the Bonus within 45 days following the end of such Fiscal Year.

Notwithstanding the foregoing, the Employee’s Bonus for Fiscal Year 2008 shall not be less than $275,000 (the “2008 Minimum Bonus”).  For the avoidance of doubt, the Employee’s employment shall be deemed continuous since November 1, 2007 for purposes of determining the Employee’s Bonus eligibility for Fiscal Year 2008, notwithstanding the July 1, 2008 Effective Date of this Agreement.

The Bonus, if earned, for any Fiscal Year during the Term shall be payable within 45 days following the end of such Fiscal Year; provided that Employee is employed by the Company on such date (subject to the provisions of Section 6 hereof).  Notwithstanding the foregoing, the Employee shall be entitled to a Bonus for Fiscal Year 2011, payable within 45 days following the end of such Fiscal Year, to the extent earned if the Employee is employed on the Expiration Date and the Company determines that on the Expiration Date there did not exist circumstances pursuant to which the Company would have had grounds to terminate the Employee’s employment under this Agreement for Cause (as defined below).

(c)           During the Term, the Employee shall be eligible to participate in any equity compensation programs the Company adopts and maintains for its executive officers as in effect from time to time (currently, the Company’s Long Term and Annual Incentive Compensation Program) at a level commensurate with other senior executive officers of the Company.

(d)           The Employee shall receive a one-time grant of 75,000 shares of restricted common stock of the Company under the Company’s Incentive Stock Plan, as amended (the “Sign-on Grant”).  The Sign-on Grant shall be granted on the Company’s next quarterly grant date following the Effective Date (i.e. on the fifth trading day following the filing by the Company of its quarterly report on Form 10-Q for the quarter ending July 31, 2008) and shall vest as to one-third of such shares on each of the first, second and third anniversaries of the date of grant, subject to the provisions of Sections 6(a)(II) and (III) and Sections 7(b)(ii) and (iii) of this Agreement.

(e)           In addition to the foregoing, the Compensation Committee and the CEO shall review Employee’s compensation on an annual basis and may in their sole discretion from time to time award to the Employee additional cash bonuses and other compensation in the form of stock, stock options or other property or rights in respect of his employment hereunder.

4.  Benefits.

(a)           During the Term, the Employee shall have the right to receive or participate in all benefits and plans which the Company may from time to time institute during such period for its executive officers and for its employees in general in the Employee’s then principal place of employment, subject to the Employee’s satisfying the applicable eligibility requirements.  Without limiting the foregoing, during the period that the Employee’s principal place of employment is in the Company’s executive offices in London, England, the Employee shall be entitled to receive a standard contribution of 7.5% of Salary under the Company’s pension plan.  Nothing paid to the Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Salary or any other obligation payable to the Employee pursuant to this Agreement.

(b)           During the Term, the Employee will be entitled to the number of paid holidays, personal days off, vacation days and sick leave days in each calendar year as are determined by the Company from time to time (provided that in no event shall vacation time be fewer than five weeks per year).  Such vacation may be taken in the Employee’s discretion with the prior approval of the Company, and at such time or times as are not inconsistent with the reasonable business needs of the Company.

5.  Expenses.

(a)           All travel and other expenses incident to the rendering of services reasonably incurred on behalf of the Company by the Employee during the Term shall be paid by the Company, including without limitation, the cost of first class airfare for flights of seven hours or more in duration for which the Employee is required to sleep on such flight for business the following day.  If any such expenses are paid in the first instance by the Employee, the Company shall reimburse him therefore, in accordance with the Company’s reimbursement policy as in effect from time to time, on presentation of appropriate receipts for any such expenses.  All travel and lodging arrangements shall be made in accordance with the Company’s regular policies.

(b)           The Company will promptly reimburse the Employee for his reasonable moving expenses incurred in connection with his moving his (including his spouse and children’s) permanent residence from London, England to the New York City area.  In the event the Employee’s employment hereunder is terminated in accordance with the provisions of Sections 6(a)(II) or (III), or if the Employer does not offer Employee continued employment by the Company on similar or better terms for the period following the Expiration Date (and provided that Employee has not given notice of termination under Section 6(a)(IV)), then the Company will promptly reimburse Employee for his reasonable moving expenses incurred in connection with moving his (including his spouse and children’s) back to London, England, from the New York City area, provided that such relocation occurs within 180 days following such termination.  The reimbursement of such moving expenses shall be subject to the Company’s policies, including the presentation of documentation and the advance approval of such expenses by the Company.

(c)           To the extent any reimbursement to Employee set forth in this Agreement is includable in the Employee’s gross income for Federal income tax purposes, such reimbursement shall be made no later than March 15 of the calendar year next following the calendar year in which the expense to be reimbursed is incurred.

6.  Termination.

(a)           Notwithstanding the provisions of Section 1 hereof, the Employee’s employment with the Company may be earlier terminated as follows:

(I)            By action taken by the Board or the Chairman of the Company (the “Chairman”), the Employee may be discharged for Cause (as herein-after defined), effective as of such time as the Board or the Chairman shall determine.  Upon discharge of the Employee pursuant to this Section 6(a)(I), the Company shall have no further obligation or duties to the Employee, except for (i) payment of any accrued but unpaid Salary through the effective date of termination, paid in accordance with the Company’s normal payroll practices and procedures; (ii) payment for any accrued but unused vacation time though the effective date of termination, paid in accordance with the Company’s policies; (iii) reimbursement for any unreimbursed expenses incurred, and paid in accordance with, Section 5 of this Agreement through the effective date of termination; (iv) such vested accrued benefits, if any, as to which the Employee may be entitled under any applicable employee benefit plan or program of the Company in which he is a participant as of the effective date of termination (other than any severance pay plan), which shall be paid or provided in accordance with the terms of the applicable plan or program (subsections (i) through (iv), collectively, the “Accrued Amounts”), (v) as otherwise provided in this Section 6(a)(I), and (vi) as provided in Section 9(g).  In the event of a termination pursuant to this Section 6(a)(I), the Employee shall have no further obligations or duties to the Company except, subject to the following sentence, as provided in Section 8.  In the event of a termination pursuant to this Section 6(a)(I), the restrictions set forth in Section 8(b) shall not apply following the effective date of termination unless the Company elects on or prior to the effective date of termination, in its sole discretion, to enforce the restrictions set forth therein for a period of six (6) months from the effective date of termination.  In the event the Company makes such election, then subject to the Employee executing and providing to the Company within 60 days following the effective date of termination a fully effective general release of all claims against the Company and its affiliates, officers and directors substantially in the form attached as Exhibit A hereto (with such changes therein, if any, as are legally necessary at the time of execution to make it enforceable, the “Release”), which the Company shall provide to the Employee within seven (7) days following the effective date of termination, the Employee will receive continued payment of the Salary for a period of six (6) months following the effective date of termination as if the Employee had remained an employee.  In the event that the Employee executes and delivers the Release to the Company in accordance with any of the provisions of this Section 6, the Company shall consider in good faith whether to provide Employee with a reciprocal release.  Subject to Section 9(h)(ii), such continued payment of the Salary shall be paid in accordance with the Company’s normal payroll practices and procedures (but off employee payroll); provided that, the first payment shall be made on the first Company payroll date on or after the 60th day after the effective date of termination and shall include payment of any amounts that would otherwise be due prior thereto.

(II)           In the event of (i) the death of the Employee or (ii) by action of the Board or the Chairman due to the Employee suffering a Disability (as defined below).  Upon any termination of the Employee’s employment under this Section 6(a)(II), the Company shall have no further obligations or duties to the Employee, except for (i) the Accrued Amounts; (ii) any accrued and earned but unpaid Bonus for the prior Fiscal Year paid in accordance with Section 3(b) (including payment timing); (iii) a pro-rata portion of the Employee’s target Bonus (based on achieving 100% of Budget) for the Fiscal Year in which such termination occurs (determined by multiplying the amount of such target Bonus by a fraction, the numerator of which is the number of days during the Fiscal Year of termination that the Employee is employed by the Company and the denominator of which is 365), paid within 45 days following the end of the

Fiscal Year in which such termination occurs; and (iv) and as provided in Section 9(g).  In addition, in the event of such termination, all outstanding options and shares of restricted stock granted to the Employee (including, without limitation, the Sign-On Grant) which have not vested as of the date of such termination shall immediately vest and, as applicable, become immediately exercisable.  In the event of a termination pursuant to this Section 6(a)(II) due to the Employee suffering a Disability, the Employee shall have no further obligations or duties to the Company except, subject to the following sentence, as provided in Section 8; provided that the provisions of Section 8(b) shall not apply following the effective date of termination.

(III)         In the event that Employee’s employment with the Company is terminated by action taken by the Company without Cause (as defined below) (other than in accordance with Section 6(a)(II) above), or the Employee resigns for Good Reason (as defined below) effective at any time on or prior to the 120th day after the initial existence of the applicable Good Reason event, then the Company shall have no further obligation or duties to Employee, except for (i) payment of the Accrued Amounts; (ii) as provided in Section 9(g); and, (iii) subject to the Employee executing and providing to the Company within 60 days following the effective date of termination a fully effective copy of the Release, which the Company shall provide to the Employee within seven (7) days following the effective date of termination, (A) subject to Section 9(h)(ii), a lump sum payment on the 60th day following such termination equal to the sum of (x) an amount equal to the annual Salary at the rate then in effect, (y) the Termination Bonus (as hereinafter defined; and together with the Salary amount set forth in the immediately preceding clause (x), the “Severance Payment”), plus (z) an amount equal to any accrued and earned but unpaid Bonus for the prior Fiscal Year that would have been paid but for such termination without Cause or resignation for Good Reason; and (B) for a period of twelve (12) months from the date of termination, provide continued health benefits in the event such termination occurs prior to the Relocation, or, if such termination occurs after the Relocation and subject to Employee’s timely election of continuation coverage under the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay Employee’s COBRA medical insurance premium, provided that Employee is eligible and remains eligible for COBRA coverage and provided further that if Employee obtains other employment that offers substantially similar or improved group health benefits, the Company’s obligation under this sentence shall immediately cease.  In the event of such termination without Cause or resignation for Good Reason, all outstanding options and shares of restricted stock granted to the Employee which have not vested as of the date of such termination shall immediately vest and, as applicable, become immediately exercisable.  For purposes of this Section 6(a)(III), the “Termination Bonus” shall be an amount equal to (i) if such termination without Cause or resignation for Good Reason occurs on or prior to the last day of Fiscal Year 2008, the 2008 Minimum Bonus; or (ii) if such termination without Cause or resignation for Good Reason occurs after Fiscal Year 2008, 50% of the Salary at the rate then in effect.  In the event of a termination or resignation pursuant to this Section 6(a)(III), the Employee shall have no further obligations or duties to the Company except, subject to the following sentence, as provided in Section 8.  In the event of a termination or resignation pursuant to this Section 6(a)(III), the restrictions set forth in Section 8(b) shall apply for a period of one (1) year following the effective date of termination unless the Employee elects in writing within 45 days following the effective date of termination, in his sole discretion, to forfeit his right to receive the Severance Payment, in which the event the restrictions set forth in Section 8(b) shall not apply following the effective date of termination.

(IV)       By the Employee at any time without Good Reason on at least ninety (90) days prior written notice to the Company (which termination the Company may, its sole discretion, make effective earlier than the date set forth in such notice).  In the event the Employee terminates his employment with the Company without Good Reason, the Employee shall have no further obligations or duties to the Company except, subject to the following sentence, as provided in Section 8, and the Company shall have no further obligation or duties to Employee, except for the Accrued Amounts.  In the event of a termination pursuant to this Section 6(a)(IV), the restrictions set forth in Section 8(b) shall apply for a period of six (6) months following the date of such notice of termination; provided, however, that in the event that such notice of termination is delivered to the Company less than six (6) months prior to the Expiration Date, the restrictions set forth in Section 8(b) shall not apply after the Expiration Date unless the Company elects on or prior to the Expiration Date, in its sole discretion, to enforce the restrictions set forth therein for the remainder of the six-month restriction period following the Expiration Date and, subject to the Employee executing and providing to the Company a fully effective copy of the Release within 60 days following the date the Company makes such election, which the Company shall provide to the Employee within seven (7) days following the date it makes such election, the Employee will receive payment of the Salary for a period commencing as of November 1, 2008 and continuing for the remainder of the six-month restriction period following the Expiration Date as if the Employee had remained an employee.  Subject to Section 9(h)(ii), such continued payment of Salary shall be paid in accordance with the Company’s normal payroll practices and procedures (but off employee payroll).

(b)           The Employee’s employment with the Company shall automatically terminate on the Expiration Date unless otherwise mutually agreed by the parties.  In the event of a termination of the Employee’s employment on the Expiration Date, the Company shall have no further obligation or duties to Employee, except for the Accrued Amounts and as otherwise provided in this Section 6(b), and the Employee shall have no further obligations or duties to the Company except, subject to the following sentence, as provided in Section 8.  In the event of a termination of the Employee’s employment on the Expiration Date, the restrictions set forth in Section 8(b) shall not apply following the Expiration Date unless the Company elects on or prior to the Expiration Date, in its sole discretion, to enforce the restrictions set forth therein for a period of six months from the effective date of termination.  In the event the Company makes such election, then subject to the Employee executing and providing to the Company within 60 days following the effective date of termination a fully effective copy of the Release, which the Company shall provide to the Employee within seven (7) days following the Expiration Date, the Employee will receive continued payment of the Salary for a period of six (6) months following the Expiration Date as if the Employee had remained an employee.  Subject to Section 9(h)(ii), such continued payment of the Salary shall be paid in accordance with the Company’s normal payroll practices and procedures (but off employee payroll); provided that, the first payment shall be made on the first Company payroll date on or after the 60th day after the Expiration Date and shall include payment of any amounts that would otherwise be due prior thereto.

(c)           For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Employee’s consent:  (i) a material breach of this Agreement by the Company or a material diminution in the Employee’s title, position, authority, duties or responsibilities; (ii) the assignment to the Employee of duties or responsibilities substantially inconsistent with his position or duties; (iii) a change in reporting such that the Employee does not report solely and directly to the CEO; or (iv) the Company requiring that the principal place of employment for his duties hereunder be located outside of a ten (10) mile radius of London, England, or Windsor, England prior to July 1, 2009, or New York City, New York, after July 1, 2009. provided, however, that no such event shall constitute Good Reason unless, within ninety (90) days of any such events having occurred, the Employee shall have provided the Company with written notice specifying the events that have occurred and afforded the Company thirty (30) days to cure same.

(d)           For purposes of this Agreement, the Company shall have “Cause” to terminate the Employee’s employment under this Agreement upon (i) the continued failure by the Employee to substantially perform his duties under this Agreement after receipt of notice from the Company requesting such performance, (ii) the criminal conviction of Employee by plea or after trial of having engaged in criminal misconduct (including embezzlement and fraud) which is demonstrably injurious to the Company, monetarily or otherwise, (iii) the conviction of the Employee of a felony; (iv) gross negligence on the part of the Employee which adversely affects the Company; or (v) a material failure of the Employee to adhere to the Company’s material written policies or to cooperate in any bonafide investigation or inquiry involving the Company.  The Company shall give written notice to the Employee of any proposed termination for Cause, which notice shall specify the grounds for the proposed termination, and the Employee shall be given thirty (30) days to cure if the grounds arise under clauses (i) or (v) above (in the event employee cures the event giving rise to Cause set forth in such written notice within said 30 day period, Cause for termination shall not exist).

(e)           For purposes of this Agreement, “Disability” shall mean the Employee’s suffering a physical or mental impairment that prevents him from substantially performing his duties hereunder for a period of 180 consecutive days (including weekends and holidays), during which 180 day period the Salary and any other benefits hereunder shall not be suspended or diminished.

7.  Change in Control.

(a)           For purposes of this Agreement, a “Change in Control” shall be deemed to occur (i) upon the acquisition by any person, entity or group of beneficial ownership of 50 percent or more of either the outstanding shares of common stock of the company or the combined voting power of the then outstanding voting securities of the company entitled to vote generally in the election of directors; (ii) upon a merger or consolidation of the Company or any of its subsidiaries with any other corporation, which results in the stockholders of the Company prior thereto continuing to represent less than 50 percent of the combined voting power of the voting securities of the Company or the surviving entity after the merger; or (iii) upon the sale of all, or substantially all, of the assets of the Company.

(b)           In the event of a Change in Control:

(i)  all outstanding options and shares of restricted stock that were granted to the Employee prior to calendar year 2008 which have not vested as of the date of such Change in Control shall effective simultaneous with such Change in Control immediately vest and, as applicable, become immediately exercisable;

(ii)  if such Change in Control occurs on or prior to March 31,

2009, then 37,500 shares of restricted stock granted to the Employee pursuant to the Sign-on Grant (consisting of the all of the shares that would have otherwise vested on the first anniversary of the Effective Date and 50% of the shares that would have otherwise vested on the second anniversary of the Effective Date) shall effective simultaneous with such Change in Control immediately vest; and

(iii)  if such Change in Control occurs following March 31, 2009, all outstanding shares of restricted stock granted to the Employee pursuant to the Sign-on Grant which have not vested as of the date of such Change in Control shall effective simultaneous with such Change in Control immediately vest.

(c)           The Employee hereby acknowledges and agrees, that except as set forth above or in a separate written agreement between the Employee and the Company, any shares of restricted stock granted to the Employee by the Company as part of the Sign-on Grant that have not vested as of the date of a Change in Control shall not automatically become vested as a result of such Change in Control (notwithstanding anything contained in the Company’s Incentive Stock Plan, as amended, to the contrary).

8.  Confidentiality; Noncompetition; etc.

(a)           The Company and the Employee acknowledge that the services to be performed by the Employee under this Agreement are unique and extraordinary and, as a result of such employment, the Employee will be in possession of confidential information relating to the business practices of the Company.  The term “confidential information” shall mean any and all information (oral and written) relating to the Company or any of its affiliates, or any of their respective activities, other than such information which can be shown by the Employee to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of breach of the provisions of this Section 8(a), including, but not limited to, information relating to:  trade secrets, personnel lists, compensation of employees, financial information, research projects, services used, pricing, customers, customer lists and prospects, product sourcing, marketing and selling and servicing.  Notwithstanding the foregoing “confidential information” shall not include information relating to the general methodology and mechanics employed by Employee in the performance of his duties with the Company or that Employee can demonstrate was known to him prior to his employment with the Company.  The Employee agrees that he will not, during or after his termination or expiration of employment hereunder, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Company acquired by the Employee during his employment by the Company, without the prior written consent of the Company. Anything herein to the contrary notwithstanding, the provisions of this Section 8(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Employee to disclose or make accessible any information, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Employee’s violation of this Section or (iv) as to information that is or becomes available to the Employee on a non-confidential basis from a source which is entitled to disclose it to the Employee.

(b)           The Employee hereby agrees that he shall not, during the period of his employment with the Company and during any period following termination of such employment as determined in accordance with Sections 6(a) and Section 6(b), as applicable, directly or indirectly, within any county (or adjacent county) in any State within the United States or territory outside the United States in which the Company is engaged in business during the period of the Employee’s employment or on the date of termination of the Employee’s employment, engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) competitive with the Company’s business activities as conducted by the Company on the Effective Date.

(c)           The Employee hereby agrees that he shall not, during the period of his employment and for a period of one (1) year following such employment, directly or indirectly (i) hire or offer to hire any officer or employee of the Company or any of its subsidiaries or (ii) entice, solicit or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer of the Company or any of its subsidiaries to discontinue or alter his, her or its relationship with the Company (but in each case only those persons or entities that had a relationship with the Company at the time of the termination of his employment).  Except as required by law or legal process, at no time during the Term, or thereafter shall the Company or any executive officer of the Company, directly or indirectly, disparage the professional, business, financial or personal reputation of the Employee.

(d)           Upon the termination of the Employee’s employment for any reason whatsoever, all documents, records, notebooks, equipment, employee lists, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Company which are in the possession of the Employee including all copies thereof, shall be promptly returned to the Company. Anything to the contrary notwithstanding, nothing in this Section 8(d) shall prevent the Employee from retaining a home computer and security system, papers and other materials of a personal nature, including personal diaries, calendars and Rolodexes, information relating to the Employee’s compensation or relating to reimbursement of expenses, information that the Employee reasonably believe may be needed for tax purposes, and copies of plans, programs and agreements relating to the Employee’s employment.

(e)           The products and proceeds of Employees services hereunder that Employee may acquire, obtain, develop or create during the Term that relate to the Company’s business, or that are otherwise made at the direction of the Company or with the use of the Company’s or its affiliates’ facilities or materials, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, packages, programs and other intellectual properties (collectively, “Works”), shall be considered a “work made for hire,” as that term is defined under the United States Copyright Act, and Employee shall be considered an employee for hire of the Company, and all rights in and to the Works, including the copyright thereto, shall be the sole and exclusive property of the Company, as the sole author and owner thereof, and the copyright thereto may be registered by the Company in its own name.  In the event that any part of the Works shall be determined not to be a work made for hire or shall be determined not to be owned by the Company, Employee hereby irrevocably assigns and transfers to the Company, its successors and assigns, the following:  (a) the entire right, title and interest in and to the copyrights, trademarks and other rights in any such Work and any rights in and to any works based upon, derived from, or incorporating any such Work (“Derivative Work”); (b) the exclusive right to obtain, register and renew the copyrights or copyright protection in any such Work or Derivative Work; (c) all income, royalties, damages, claims and payments now or hereafter due or payable with respect to any such Work and Derivative Work; and (d) all causes of action in law or equity, past and future, for infringements or violation of any of the rights in any such Work or Derivative Work, and any recoveries resulting therefrom.  Employee also hereby waives in writing any moral or other rights that he has under state or federal laws, or under the laws of any foreign jurisdiction, which would give him any rights to constrain or prevent the use of any Work or Derivative Work, or which would entitle him to receive additional compensation from the Company.  Employee shall execute all documents, including without limitation copyright assignments and applications and waivers of moral rights, and perform all acts that the Company may request (at the Company’s expense), in order to assist the Company in perfecting its rights in and to any Work and Derivative Work anywhere in the world.  Employee hereby appoints the officers of the Company as Employee’s attorney-in-fact to execute documents on behalf of Employee for this limited purpose

(f)            The parties hereto hereby acknowledge and agree that (i) the Company may be irreparably injured in the event of a breach by the Employee of any of his obligations under this Section 8, (ii) monetary damages may not be an adequate remedy for any such breach, and (iii) the Company shall be entitled to seek injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.

(g)           The parties hereto hereby acknowledge that, in addition to any other remedies the Company may have under Section 8(f) hereof, the Company may have the right and remedy to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) up to an amount equal to the Employee’s annual Salary at the rate in effect at the time of his termination of employment derived or received by the Employee as the result of any transactions constituting a breach of any of the provisions of Section 8, and the Employee hereby agrees to account for any pay over such Benefits to the Company.

(h)           Each of the rights and remedies enumerated in Section 8(g) and 8(g) shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

(i)            It is the intent of the parties hereto that the covenants contained in this Section 8 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (the Employee hereby acknowledging that said restrictions are reasonably necessary for the protection of the Company).  Accordingly, it is hereby agreed that if any of the provisions of this Section 8 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

9.  General.  This Agreement is further governed by the following provisions:

(a)           Notices.  All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by facsimile (receipt confirmed) or nationally recognized overnight carrier or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party.  Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

If to the Company:

Take-Two Interactive Software, Inc.

622 Broadway

New York, New York  10012

Attention:  Chief Executive Officer

If to the Employee:

To the Employee’s address on the books and records of the Company.

(b)           Parties in Interest.  Employee may not delegate his duties or assign his rights hereunder.  The Company may not assign this Agreement nor any rights or obligations hereunder other than to an entity which, by way of merger, consolidation or sale of substantially all of the assets of the Company becomes a successor to the Company, either contractually or by operation of law, so long as such successor assumes in writing (either contractually or by operation of law) the Company’s obligations hereunder.  For the purposes of this Agreement, the term “Company” shall include the Company and, subject to the foregoing, any of its successors and assigns.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(c)           Entire Agreement.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto (other than stock option grant letters and restricted stock grant letters, which shall continue unmodified in full force and effect), with respect to the employment of the Employee by the Company (including, without limitation, the Prior Agreement) and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.  Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

(d)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of England while the Employee’s principal place of employment hereunder is England and the State of New York once the Employee’s principal place of employment hereunder is New York, NY.  The parties hereto agree to and hereby do submit to jurisdiction in England while this Agreement is governed by English law and before any state or federal court of record in New York County once this Agreement is governed by New York law.

(e)           Warranty.  Employee hereby warrants and represents as follows:

(i)            That the execution of this Agreement and the discharge of Employee’s obligations hereunder will not breach or conflict with any other contract, agreement, or understanding between Employee and any other party or parties.

(ii)           Employee has ideas, information and know-how relating to the type of business conducted by the Company, and Employee’s disclosure of such ideas, information and know-how to the Company will not conflict with or violate the rights of any third party or parties.

(iii)          Employee will not disclose any trade secrets relating to the business conducted by any previous employer and agrees to indemnify and hold the Company harmless for any liability arising out of Employee’s use of any such trade secrets.

(f)            Severability.  In the event that any term or condition in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

(g)           Indemnification.  The Employee shall be entitled to the benefits of all provisions of the Certificate of Incorporation and Bylaws of the Company, each as amended, that provide for indemnification of officers and directors of the Company.  In addition, without limiting the indemnification provisions of the Certificate of Incorporation or Bylaws, to the fullest extent permitted by law, the Company shall indemnify and save and hold harmless the Employee from and against, and pay or reimburse, any and all claims, demands, liabilities, costs and expenses, including judgments, fines or amounts paid on account thereof (whether in settlement or otherwise), and reasonable expenses, including attorneys’ fees actually and reasonably incurred (including, but not limited to, investigating, preparing, pursuing or defending any action, suit, investigation, proceeding, claim or liability if the Employee is made or threatened to be made a party to or witness in any action, suit, investigation or proceeding, or if a claim or liability is asserted or threatened to be asserted against Employee (whether or not in the right of the Company), by reason of the fact that he was or is a director, officer or employee, or acted in such capacity on behalf of the Company, or the rendering of services by the Employee pursuant to this Agreement or the Employee’s prior employment agreement with the Company, whether or not the same shall proceed to judgment or be settled or otherwise brought to a conclusion (except only if and to the extent that such amounts shall be finally adjudged to have been caused by Employee’s willful misconduct or gross negligence).  Upon the Employee’s request, the Company will advance any reasonable expenses or costs, subject to the Employee undertaking to repay any such advances in the event there is an unappealable final determination that Employee is not entitled to indemnification for such expenses.  Employee shall be entitled to indemnification under this Section regardless of any subsequent amendment of the Certificate of Incorporation or of the Bylaws of the Company.  Further, Employee shall be entitled to be covered by any directors’ and officers’ liability insurance policies which the Company maintains for the benefit of its directors and officers, subject to the limitations of such policies.  This provision shall survive the expiration or termination of this Agreement.

(h)           Section 409A.

(i)            The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  If the Employee notifies the Company (with specificity as to the reason therefore) that he believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Employee to incur any additional tax or interest under Section 409A and modifying it would avoid such additional tax, and the Company after good faith review concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Employee, use its reasonable business efforts to in good faith reform such provision to try to comply with Code Section 409A.  To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Section 409A.  In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on the Employee by Section 409A or any damages for failing to comply with Section 409A or this Section 9(h)(i).

(ii)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement that provides for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.  If the Employee is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit made subject to this Section 9(h)(ii), to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, and any other payment or the provision of any other benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided prior to the earlier of (A) the expiration of the six-month period measured from the date of the Employee’s Separation from Service or (B) the date of the Employee’s death.  On the first day of the seventh month following the date of Employee’s Separation from Service or, if earlier, on the date of his death, all payments delayed pursuant to this Section 9(h)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein and therein.

(iii)          With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Section 409A, (x) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (y) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (y) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(iv)          If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

(v)           Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “paid within 45 days following the end of such Fiscal Year”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(i)            Withholding.  The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(j)            Legal Fees.  Following the execution of this Agreement, the Company shall promptly pay upon presentation of appropriate documentation the reasonable legal fees incurred by the Employee in connection with the negotiation of this Agreement in an amount not to exceed $15,000.

(k)           Execution in Counterparts.  This Agreement may be executed by the parties in one or more counterparts (including via facsimile or PDF), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

                                IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:	/s/ Seth Krauss
Name:	Seth Krauss
Title:	EVP & General Counsel

/s/ Gary Dale
Gary Dale

EXHIBIT A

Form of Release

THIS GENERAL RELEASE AND WAIVER (this “Release”) is entered into effective as of [                           , 20    ], by Gary Dale (the “Executive”) in favor of Take-Two Interactive Software, Inc., a Delaware Corporation (the “Company”).

1.             Confirmation of Termination.  The Executive’s employment with the Company is terminated as of [                           , 20    ] (the “Termination Date”).  The Executive acknowledges that the Termination Date is the termination date of the Executive’s employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company.  The Executive acknowledges and agrees that the Company shall not have any obligation to rehire the Executive, nor shall the Company have any obligation to consider the Executive for employment, after the Termination Date.  The Executive agrees that the Executive will not seek employment with the Company at any time in the future.

2.             Resignation.  Effective as of the Termination Date, the Executive hereby resigns as an officer and director of the Company and any of its subsidiaries and affiliates (collectively, the “Company Group”) and from any such positions held with any other entities at the direction of, or as a result of the Executive’s affiliation with, the Company or any other member of the Company Group.  The Executive agrees to promptly execute and deliver such other documents as the Company shall reasonably request to evidence such resignations.  In addition, the Executive hereby agrees and acknowledges that the Termination Date shall be the date of the Executive’s termination from all other offices, positions, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any other member of the Company Group.

3.             [Acknowledgement and] Termination Benefits.  [The Executive hereby acknowledges that the Company has elected pursuant to Section [6(a)(I)] [6(a)(IV)] [6(b)] of the Employment Agreement between the Executive and the Company entered into on August     , 2008 (the “Employment Agreement”) to subject the Executive to the noncompetition restrictions set forth in Section 8(b) of the Employment Agreement for a period of six months commencing on the Termination Date, and the Executive agrees that he shall abide by such restrictions, and in consideration therefor,] Assuming that the Executive executes this Release and does not revoke it within the time specified in Section 11 below, then, subject to Section 10 below, the Executive will be entitled to the payments and benefits (subject to taxes and all applicable withholding requirements) (the “Termination Benefits”) set forth under Section [6(a)(I)] [6(a)(III)] [6(a)(IV)] [6(b)] of the Employment Agreement, paid or provided as set forth therein (including with respect to payment timing).  [Notwithstanding anything herein to the contrary, the parties acknowledge that, pursuant to Section 6(a)(III) of the Employment Agreement, the Executive may elect in writing within 45 days following the Termination Date, in his sole discretion, to forfeit his right to receive the Severance Payment (as defined in Section 6(a)(III) of the Employment Agreement), in which event the restrictions set forth in Section 8(b) of the Employment Agreement shall not apply following the Termination Date.  The parties acknowledge that if such election is made, it shall not affect the effectiveness of this Release.]  Notwithstanding anything herein to the contrary, the Accrued Amounts (as defined in the Employment Agreement)

shall not be subject to Executive’s execution of this Release.  The Executive acknowledges and agrees that the Termination Benefits exceed any payment, benefit, or other thing of value to which the Executive might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between the Executive and the Company, except as provided above.

4.             General Release and Waiver.

(a)  [As additional] [In] consideration for the Termination Benefits, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive, for the Executive and for the Executive’s heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company and the other members of the Company Group and their past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of their successors and assigns, assets, employee benefit plans or funds, and any of their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, employees, legal representatives and assigns, whether acting on behalf of the Company, any other member of the Company Group or, in their individual capacities (collectively the “Releasees”) from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever arising out of the Executive’s employment with the Company and any other member of the Company Group and/or the Executive’s separation from that employment, (collectively, “Claims”), whether known or unknown, which the Releasors ever had, now have, or may have against any of the Releasees by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which the Executive signs this Release.

(b)  Without limiting the generality of the foregoing, this Release is intended to and shall release the Releasees from any and all Claims, including, without limitation, any Claims arising out of the Executive’s employment with the Company and/or termination thereof, such as those based on race, sex, color, national origin, ancestry, religion, age, disability, citizenship status, harassment, sexual harassment, and/or retaliation, whether known or unknown, which the Releasors ever had, now have, or may have against the Releasees arising out of the Executive’s employment and/or the Executive’s separation from that employment, including, but not limited to:  (i) any claim under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Equal Pay Act, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Releasee subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, and the Sarbanes-Oxley Act of 2002 (a federal whistleblower law), all as amended; (ii) any claim under the New York State Human Rights Law, the New York State Public Employees’ Fair Employment Act, and the New York City Administrative Code, all as amended; (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of the Executive’s employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress, claims for salary, pay, benefits (except for vested benefits), bonuses, commissions, or other wage or compensation, or compensatory or punitive damages; and (iv) any claim for attorneys’ fees, costs, disbursements and/or the like.  Nothing in this Release shall be a waiver of claims that may arise after the date on which the Executive signs this Release.  The Release shall not apply to (1) amounts due under this Release or (2) the Executive’s rights to indemnification from the Company or rights to be covered under any applicable insurance policy with respect to any liability the Executive incurred or might incur as an employee, officer or director of the Company including, without limitation, the Executive’s rights under Section 9(g) of the Employment Agreement.  In addition, nothing in this Release shall be construed to prevent the Executive from filing a charge with, or participating in an investigation conducted by, any governmental agency, including, without limitation, the Equal Employment Opportunity Commission or applicable state/city fair employment practices agency, to the extent required or permitted by law, or to prevent any challenge by the Executive to the waiver and release of any claims as set forth herein.

5.             Covenants.

(a)  The Executive acknowledges and agrees that the Executive remains subject to the provisions of Section 8 of the Employment Agreement, which provisions remains in full force and effect from the effective date of termination for the applicable period set forth in the Employment Agreement, provided that Section 8(b) of the Employment Agreement shall be applicable for a period of [six months] [one year] from the Termination Date.  [; provided, that Section 8(b) of the Employment Agreement shall not apply in the event the Executive elects to forfeit the Severance Payment in accordance with Section 6(a)(III) of the Employment Agreement.]

(b)  Upon the receipt of reasonable notice from the Company (including the Company’s outside counsel), the Executive agrees that the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company Group and their respective representatives in defense of any claims that may be made against the Company Group (or any member thereof), and will assist the Company Group in the prosecution of any claims that may be made by the Company Group (or any member thereof), to the extent that such claims may relate to the period of the Executive’s employment with the Company (or any predecessors).  Any such cooperation shall be arranged to take place at times and in a manner that would not be expected to result in any unreasonable interference with Executive’s then existing business and/or personal commitments.  The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company Group (or any member thereof).  The Executive also agrees to promptly inform the Company (to the extent the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company Group (or any member thereof) or their actions, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation, and shall not do so unless legally required.  If the Executive is required to provide any services pursuant to this Section 5(b), then upon presentation of appropriate documentation, the Company shall promptly reimburse the Executive for reasonable out-of-pocket travel and other direct expenses incurred in connection with the performance of such services and in accordance with the Company’s reimbursement expense policy.  To the extent any such reimbursement is includable in the Executive’s gross income for Federal income tax purposes, such reimbursement shall be made no later than December 31 of the calendar year next following the calendar year in which the expense to be reimbursed is incurred.

6.             Confidentiality.  The Executive agrees to keep confidential and not disclose the terms and conditions of this Release to any person or entity without the prior written consent of the Company, except to the Executive’s accountants, attorneys and/or spouse, provided that they also agree to maintain the confidentiality of the Release.  The Executive shall be responsible for any disclosure by them.  The Executive further represent that the Executive has not disclosed the terms and conditions of the Release to anyone other than the Executive’s attorneys, accountants and/or spouse.  This Section 6 does not prohibit disclosure of this Release if required by law, provided the Executive has given the Company prompt written notice of any legal process and cooperated with the Company’s efforts to seek a protective order.

7.             No Admission.  This Release does not constitute an admission of liability or wrongdoing of any kind by any of the Releasee.  This Release is not intended, and shall not be construed, as an admission that any Releasee has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against any Releasor.

8.             Heirs and Assigns.  The terms of this Release shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

9.             Miscellaneous.  This Release will be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law.  If any provision of this Release is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions will be enforced to the maximum extent possible.  Except as otherwise set forth herein, this Release constitutes the complete understanding between the parties with regard to the matters set forth herein and, except as otherwise set forth herein, supersede any and all agreements, understandings, and discussions, whether written or oral, between the parties.  No other promises or agreements are binding unless in writing and signed by each of the parties after the Release Effective Date (as defined below).  Should any provision of this Release require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Release shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

10.           Knowing and Voluntary Waiver.  The Executive acknowledges that the Executive: (a) has carefully read this Release in its entirety; (b) has had an opportunity to consider it for at least [twenty-one (21)] [forty-five (45)] days; (c) is hereby advised by the Company in writing to consult with an attorney of the Executive’s choosing in connection with this Release; (d) fully understands the significance of all of the terms and conditions of this Release and has discussed them with independent legal counsel, or had a reasonable opportunity to do so; (e) has had answered to the Executive’s satisfaction any questions the Executive has asked with regard to the meaning and significance of any of the provisions of this Release and has not relied on any statements or explanations made by any Releasee or their counsel; (f) understands that the Executive has seven (7) days in which to revoke this Release (as described in Section 11) after signing it and (g) is signing this Release voluntarily and of the Executive’s own free will and agrees to abide by all the terms and conditions contained herein.

11.           Effective Time of Release.  The Executive may accept this Release by signing it and returning it to [NAME], Take-Two Interactive Software, Inc., [ADDRESS],

within [twenty-one (21)] [forty-five (45)] days of the Executive’s receipt of the same.  After executing this Release, the Executive will have seven (7) days (the “Revocation Period”) to revoke this Release by indicating the Executive’s desire to do so in writing delivered to [NAME] at the address above (or by fax at [(      )       -        ]) by no later than 5:00 p.m. EST on the seventh (7th) day after the date the Executive signs this Release.  The effective date of this Release shall be the eight (8th) day after the Executive signs this Release (the “Release Effective Date”).  If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day.  If the Executive does not execute this Release or exercises the Executive’s right to revoke hereunder, the Executive shall forfeit the right to receive any of the Termination Benefits, and to the extent such Termination Benefits have already been provided, the Executive agrees to immediately reimburse the Company for the amounts of such payment.

                IN WITNESS WHEREOF, the Executive has duly executed this Release as of the date first set forth above.

EXECUTIVE:

Name: Gary Dale